As filed with the Securities and Exchange Commission on March 21, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ZSPACE, INC.
(Exact name of registrant as specified in its charter)

Delaware	35-2284050
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

55 Nicholson Lane

San Jose, California 95134

(Address of Principal Executive Offices) (Zip Code)

zSpace, Inc. 2007 Equity Incentive Plan

zSpace, Inc. 2017 Equity Incentive Plan

zSpace, Inc. 2024 Equity Incentive Plan

(Full title of the plan)

Paul Kellenberger
Chief Executive Officer
zSpace, Inc.
55 Nicholson Lane
San Jose, California 95134
(408) 498-4050

(Name, address including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:

M. Ali Panjwani, Esq. Pryor Cashman LLP 7 Times Square New York, NY 10036 (212) 421-4100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by zSpace, Inc. (the “Registrant”), to register for issuance 8,688,995 shares of its common stock, $0.00001 par value per share (“Common Stock”), consisting of (i) 2,093 shares of Common Stock underlying stock options previously granted and outstanding under the zSpace, Inc. 2007 Equity Incentive Plan (the “2007 Plan”); (ii) 5,978,727 shares of Common Stock underlying stock options previously granted and outstanding under the zSpace, Inc. 2017 Equity Incentive Plan (the “2017 Plan”); (iii) 2,708,175 shares of Common Stock that may be granted or issued under the zSpace, Inc. 2024 Equity Incentive Plan (the “2024 Plan” and, together with the 2007 Plan and the 2017 Plan, the “Plans”), and (iv) such additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of the Plans.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in Part I of Form S-8 will be sent or given to each participant in the Plans as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be and are not filed with the Commission either as part of this registration statement (this “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant will provide a written statement to participants advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II hereof and including the statement in the preceding sentence. The written statement to all participants will indicate the availability without charge, upon written or oral request, of other documents required to be delivered pursuant to Rule 428(b), and will include the address and telephone number to which the request is to be directed.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”), are hereby incorporated by reference in this Registration Statement:

(a)	Amendment No. 6 to the Registrant’s Registration Statement on Form S-1 filed with the Commission on November 25, 2024 (File No. 333-280427);
(b)	the Registrant’s prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act on December 6, 2024, relating to the Registrant’s Registration Statement on Form S-1 (File No. 333-280427);
(c)	the Registrant’s Current Reports on Form 8-K filed on December 9, 2024, February 20, 2025, and March 4, 2025;
(d)	the description of the Common Stock contained in the Registration Statement on Form 8-A (File No. 001-42431) filed with the Commission on December 4, 2024, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description; and
(e)	all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold.

Until such time that a post-effective amendment to this Registration Statement has been filed which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold at the time of such amendment, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which is also deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Under Delaware law, a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than one by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred as a result of such action or proceeding, if such director or officer acted, in good faith, for a purpose which such person reasonably believed to be, in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that such conduct was unlawful.

In the case of a derivative action, a Delaware corporation may indemnify any such person against expense, including attorneys’ fees actually and necessarily incurred by such person in connection with the defense or settlement of such action or suit if such director or officer if such director or officer acted, in good faith, for a purpose which such person reasonably believed to be, in or not opposed to, the best interests of the corporation, except that no indemnification will be made in respect on any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expense.

Delaware Law permits a corporation to include in its certificate of incorporation a provision eliminating or limiting a director’s liability to a corporation or its stockholders for monetary damages for breaches of fiduciary duty. Delaware Law provides, however, that liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, or knowing violation of the law, and the unlawful purchase or redemption of stock or payment of unlawful purchase or redemption of stock or payment of unlawful dividends or the receipt of improper personal benefits cannot be eliminated or limited in this manner.

The Registrant’s Amended and Restated Certificate of Incorporation and Bylaws provide that it will indemnify its directors to the fullest extent permitted by Delaware law and may, if and to the extent authorized by the Board of Directors, indemnify its officers and any other person whom it has the power to indemnify against any liability, reasonable expense or other matter whatsoever.

Any amendment, modification or repeal of the foregoing provisions shall be prospective only, and shall not affect any rights or protections of any of the Registrant’s directors existing as of the time of such amendment, modification or repeal.

The Registrant may also, at the discretion of the Board of Directors, purchase and maintain insurance to the fullest extent permitted by Delaware law on behalf of any of its directors, officers, employees or agents against any liability asserted against such person and incurred by such person in any such capacity.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit No.	Document Description
3.1	Second Amended and Restated Certificate of Incorporation of zSpace Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on December 9, 2024)
3.2	Second Amended and Restated Bylaws of zSpace, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on December 9, 2024)
5.1	Opinion of Pryor Cashman LLP*
23.1	Consent of BDO USA, P.C.*
23.2	Consent of Pryor Cashman LLP (included as part of Exhibit 5.1)*
99.1	zSpace, Inc. 2007 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form S-1 filed with the SEC on November 25, 2024)
99.2	zSpace, Inc. 2017 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form S-1 filed with the SEC on November 25, 2024)
99.3	zSpace, Inc. 2024 Equity Incentive Plan (incorporated by reference to Exhibit 10.3 to the Registrant’s Registration Statement on Form S-1 filed with the SEC on November 25, 2024)
107	Filing Fee Table*

* Filed herewith.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act; and

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the Registration Statement.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Jose, State of California, on March 21, 2025.

ZSPACE, INC.

By:	/s/ Paul Kellenberger
Name:	Paul Kellenberger
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Paul Kellenberger	Chief Executive Officer and Director	March 21, 2025
Paul Kellenberger	(Principal Executive Officer)

/s/ Erick DeOliveira	Chief Financial Officer	March 21, 2025
Erick DeOliveira	(Principal Financial Officer and Principal Accounting Officer)

/s/ Pankaj Gupta	Director	March 21, 2025
Pankaj Gupta

/s/ Amit Jain	Director	March 21, 2025
Amit Jain

/s/ Dr. Joanna Morris	Director	March 21, 2025
Dr. Joanna Morris

/s/ Abhay Pande	Director	March 21, 2025
Abhay Pande

/s/ Angela Galardi Prince	Director	March 21, 2025
Angela Galardi Prince

/s/ Jane Swift	Director	March 21, 2025
Jane Swift